www.rtgventures.com

EXHIBIT 10.9

AMENDMENT TO AGREEMENT TO PURCHASE LLC INTERESTS

December 12, 2012

By Email: mougin@msn.com, cpereira@bandentertain.com

Jeffrey Wattenberg

Cord Pereira

BrandEntertain

Dear Jeffrey and Cord:

This letter is to confirm that we have agreed that the Agreement to Purchase LLC Interests dated as of June 11, 2012 whereby RTG Ventures, Inc. (“RTG”) purchased the equity of BrandEntertain LLC (“Brand”) will be reconfigured as a cooperative venture whereby RTG and Brand will work together to exploit existing and future Brand projects.  By signing this letter, you agree to proceed to document the reconfiguration in a mutually satisfactory manner and that such reconfiguration will be effective as of June 11, 2012.

Very Truly Yours,

RTG Ventures, Inc.

By: /s/ Linda Perry

Linda Perry

Executive Director

Agreed and Accepted this 12th day of December 12, 2012

BrandEntertain

By: /s/ Jeffrey Wattenberg	By: /s/ Cord Pereira
Jeffrey Wattenberg, Partner	Cord Pereira, Partner